As filed with the Securities and Exchange Commission on June 8, 2000
                                     Registration No. 333-______

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                       ___________________
                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                       ___________________
                    MSC.Software Corporation
     (Exact name of registrant as specified in its charter)
                       ___________________
       Delaware                                   95-2239450
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)               Identification No.)

   815 Colorado Boulevard, Los Angeles, California 90041-1777
            (Address of principal executive offices)

         MSC.Software Corporation 1998 Stock Option Plan
MSC.Software Corporation 2000 Executive Cash or Stock Bonus Plan
          MSC.Software Corporation Executive Bonus Plan

                    (Full title of the plan)
                         ______________
                         Louis A. Greco
                     815 Colorado Boulevard
               Los Angeles, California 90041-1777
             (Name and address of agent for service)
                       ___________________
  Telephone number, including area code, of agent for service:
                         (323) 258-9111
                       ___________________
                CALCULATION  OF REGISTRATION  FEE
________________________________________________________________

                                       Maximum     Maximum
Title of              Amount           offering    aggregate       Amount of
Securities            to be            price       offering        registration
to be registered      registered       per unit    price           fee
----------------------------------------------------------------------------
1998 STOCK OPTION     1,000,000(1)(2)  $9.5625(3)  $9,562,500(3)   $2,525(3)
Plan:                 shares
Common Stock,
 $0.01 per share

2000 EXECUTIVE
CASH OR STOCK
BONUS PLAN:
Common Stock,
 $.01 par value       300,000(1)(2)    $9.5625(3)  $2,868,750(3)   $758(3)
                      shares

EXECUTIVE BONUS PLAN:
Common Stock,
 $.01 par value       32,062(1)(2)     $9.5625(3)  $306,593(3)     $81(3)
                      shares
----------------------------------------------------------------------------

TOTAL:                                             $12,737,843     $3,364
______________

          (1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate number of shares interests in the MSC.Software Corporation 1998 Stock
Option Plan, the MSC. Software 2000 Executive Cash or Stock
Bonus Plan and the MSC.Software Corporation Executive Bonus Plan
(collectively, the "Plans") which by reason of certain events specified in the Plans may become subject to the Plans.

          (2) Each share is accompanied by a preferred share purchase right pursuant to the registrant's Rights Agreement dated October 5, 1998, with ChaseMellon Shareholder Services,
L.L.C. as rights agent.

          (3) Pursuant to Rule 457(h))of the Securities Act , the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on June 6, 2000 as reported on the New York Stock Exchange and published in the Western Edition of the Wall Street Journal.

          The Exhibit Index for this Registration Statement is at page 8.


                             PART I

                   INFORMATION REQUIRED IN THE
                    SECTION 10(a) PROSPECTUS


          The documents containing the information specified in
Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                             PART II

                   INFORMATION REQUIRED IN THE
                     REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

          The following documents of MSC.Software Corporation
(the "Company") filed with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000; and

     (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 22, 1996 and the description of the Company's share purchase rights contained in its Registration Statement on Form 8-A12B filed with the Commission on October 13, 1998, and any amendment or report filed for the purpose of updating such descriptions.

All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities

          Not Applicable.


Item 5.  Interests of Named Experts and Counsel

          Not Applicable.

Item 6.  Indemnification of Directors and Officers

          Delaware law provides for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation may indemnify an officer or director if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reason to believe the conduct was unlawful.

          The Company has adopted provisions in its Bylaws which limit the liability of its directors and officers to the fullest extent permitted by Delaware law. The Company will indemnify its directors and officers for claims against them arising out of their duties as directors or officers of the Company. Such indemnification includes any attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement and amounts expended in seeking indemnification granted for such person under applicable law, the Bylaws or any agreement with the Company reasonably incurred by a director or officer, provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The Company may also advance expenses (including attorneys' fees) to its directors and officers relating to such claims. The Company has purchased and maintains insurance covering any liabilities asserted against and incurred by its directors and officers acting in such capacities, whether or not the Company would have the power or obligation to indemnify such directors or officers under its Bylaws.

Item 7.  Exemption from Registration Claimed

          Not Applicable.


Item 8.  Exhibits

          See the attached Exhibit Index at page 8.


Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                 (i) To include any prospectus
              required by Section 10(a)(3) of the Securities
              Act;

                                (ii) To reflect in the
              prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                                (iii)     To include any
              material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and
          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 8th day of June, 2000.

                       MSC.SOFTWARE CORPORATION

                       By:  /s/  Louis A. Greco
                           -----------------------------
                            Louis A. Greco
                            Chief Financial Officer and
                            Secretary


                        POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Frank Perna, Jr. and Louis A. Greco, and both of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, both acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, both acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Signature                Title                            Date

/s/ Frank Perna, Jr.     Chairman and Chief               June 8th, 2000
--------------------     Executive Officer
Frank Perna, Jr.         (Principal Executive Officer)

/s/ Louis A. Greco       Chief Financial Officer and      June 8th, 2000
--------------------     Secretary (Principal Financial
Louis A. Greco           and Accounting Officer)


/s/ Larry S. Barels      Director                         June 8th, 2000
--------------------
Larry S. Barels

/s/ Donald Glickman      Director                         June 8th, 2000
--------------------
Donald Glickman

/s/ William F. Grun      Director                         June 8th, 2000
--------------------
William F. Grun

/s/ George N. Riordan    Director                         June 8th, 2000
--------------------
George N. Riordan


EXHIBIT INDEX
Exhibit
Number               Description of Exhibit


4.1      MSC.Software Corporation 1998 Stock Option Plan.(1)

4.2      MSC.Software Corporation 2000 Executive Cash or Stock
         Bonus Plan.(2)

4.3      MSC.Software Corporation Executive Bonus Plan.

5        Opinion of O'Melveny & Myers LLP (opinion re:
         legality).

23.1     Consent of Ernst & Young LLP (Independent Auditors).

23.2     Consent of Counsel (included in Exhibit 5).


---------------
(1) Previously filed and incorporated by reference from the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2000 (File No. 001-08722).

(2) Previously filed and incorporated by reference from the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2000 (File No. 001-08722).